Exhibit 10.3

Restricted Stock UNIT Award Agreement
(2019 Performance-Based Award - Performance versus Market)

This Agreement (“Agreement”) is made this <Grant Date> (“Grant Date”) by and between <Participant Name> (“Participant”) and The Progressive Corporation (the “Company”).

1.    Definitions. Unless otherwise defined or expressly given a different meaning in this Agreement, each capitalized term in this Agreement shall have the meaning given to it in The Progressive Corporation 2015 Equity Incentive Plan (the “Plan”). Financial and operational terms used in this Agreement (e.g., references to business lines, units or segments) are used consistently with the use of those terms in the Company’s Form 10-K (including exhibits and other documents incorporated therein) for the fiscal year ended December 31, 2018 (the “Form 10-K”). It is understood that references herein to any performance results of the Company mean the applicable operating results of the Company and its Subsidiaries and Affiliates.

2.    Award of Restricted Stock Units. The Company grants to Participant an award (the “Award”) of performance-based restricted stock units (“Restricted Stock Units” or “Units”), pursuant to, and subject to, the terms of the Plan. The Award is based on a target award value of <# of Units> Units (the “Target Award Units”). The number of Restricted Stock Units that are ultimately earned pursuant to the Award (if any) will be determined based on the Target Award Units and the procedures and calculations set forth in this Agreement. Under the calculations set forth below, the maximum potential Award is a number of Units equal to two and one-half (2.5) times the sum of Target Award Units plus any related Dividend Equivalent Units (the “Maximum Award Units”). The Award is not intended to qualify as “performance-based compensation” under Section 162(m)(4)(C) of the Code.

3.    Condition to Participant’s Rights under this Agreement. This Agreement shall not become effective, and Participant shall have no rights with respect to the Award or any Restricted Stock Units, unless and until Participant has fully executed this Agreement and delivered it to the Company. In the Company’s sole discretion, such execution and delivery may be accomplished through electronic means.

4.    Restrictions; Vesting. Subject to the terms and conditions of the Plan and this Agreement, including the provisions of Paragraph 9 below, Participant’s rights in and to Restricted Stock Units shall vest, if at all, as follows:

a.    Growth Evaluation Period. The “Growth Evaluation Period” shall be the three-year period comprised of the years 2019, 2020 and 2021.

b.    Certification. The Award shall vest (if at all) only if, to the extent, and when the Committee certifies:

i.     the extent to which the Company’s performance results have satisfied the performance criteria set forth in both Subparagraphs c. and d. below; and

ii.     the Performance Factor (defined below) to be multiplied by the Target Award Units (and any related Dividend Equivalent Units) to determine the number of Restricted Stock Units (if any) that have vested as a result of such performance.

Such certification shall occur as soon as practicable after the end of the Growth Evaluation Period (the date of such certification, the “Certification Date”), but in any event must occur (if at all) on or before January 31, 2024 (the “Expiration Date”). If the Committee certifies the vesting of a number of Units that is less than the Maximum Award Units, then with respect to all other Units that could have been earned under this Agreement, the Award will terminate and be forfeited automatically.

c.    Profitability Requirement. The Award shall not vest unless the Company has achieved a combined ratio of 96 or less, calculated by reference to the Company’s financial results, prepared in accordance with generally accepted accounting principles applicable in the United States (“GAAP”), for the twelve (12) fiscal month period immediately preceding the date of the certification described in Subparagraph b. above (the “Profitability Requirement”). This section is qualified by the provisions of subparagraph e. below. If the Profitability Requirement has not been satisfied with respect to the Award prior to the Expiration Date, none of the Award shall vest, and the Award shall be forfeited in its entirety.

d.    Number of Units Vesting. Provided that the Profitability Requirement has been satisfied, the number of Restricted Stock Units (if any) that vest in connection with the Award will be determined as follows:

i.    Performance scores reflecting the Company’s compounded annual rate of growth in Earned Premiums (defined below) for the Growth Evaluation Period (“Company Growth Rate”) for each of the Company’s (x) Private Passenger Auto, (y) Commercial Auto and (z) Homeowners Multiple Peril businesses (each a “Business Line” and, collectively, the “Business Lines”) will be compared to the compounded annual rate of growth for the Growth Evaluation Period (the “Market Growth Rate”) of the market for the applicable Business Line, in each case determined as provided below.

The performance score for each of Private Passenger Auto, Commercial Auto and Homeowners Multiple Peril will be determined by the following calculation:

Performance vs. Market	Determination of the Performance Score for the Business Line
If the Company Growth Rate for the Business Line exceeds the Market Growth Rate by the Maximum Measure for that Business Line or more	2.50 (i.e., the Maximum Performance Score)
If the Company Growth Rate for the Business Line exceeds the Market Growth Rate by more than the Target Measure for that Business Line but less than the Maximum Measure for that Business Line
For Private Passenger Auto and Commercial Auto:

1 + (Company Growth Rate - Market Growth Rate - 2.00)

Example:

Private Passenger Auto Company Growth Rate = 2.50%; Private Passenger Auto Market Growth Rate = 0.10%; Performance Score = 1 + (2.50 - 0.10 - 2.00) = 1.40

For Homeowners Multiple Peril: 1 + ((Company Growth Rate - Market Growth Rate - 7.00)/ 2) Example:

Homeowners Multiple Peril Company Growth Rate = 9.00%; Homeowners Multiple Peril Market Growth Rate = 1.50% Performance score = 1+((9.00-1.50-7.00)/2.00) = 1.25
If the Company Growth Rate for the Business Line exceeds the Market Growth Rate by exactly the Target Measure for that Business Line	1.00 (i.e., Target Performance Score)
If the Company Growth Rate for the Business Line exceeds the Market Growth Rate by less than the Target Measure for that Business Line
(Company Growth Rate - Market Growth Rate) / Target Measure for that Business Line

Example:
Homeowners Multiple Peril Company Growth Rate = 13%; Homeowners Multiple Peril Market Growth Rate = 10%;
Performance Score = ((13-10)/7.00) = 0.43

If the Company Growth Rate for the Business Line is equal to or less than the Market Growth Rate for that Business Line	Zero

ii.    The Target Measure and Maximum Measure for each Business Line is as follows:

Business Line	Target Measure	Maximum Measure
Private Passenger Auto	2 percentage points	3.5 percentage points
Commercial Auto	2 percentage points	3.5 percentage points
Homeowners Multiple Peril	7 percentage points	10 percentage points

iii. The resulting performance score for each of the Business Lines will then be multiplied by a weighting factor, which shall be a fraction or decimal equivalent, determined by dividing the Earned Premiums generated by such Business Line during the Growth Period by the Earned Premiums generated by all of the Business Lines in the aggregate during the Growth Period to produce a weighted performance score. Subject to subparagraph (f), the sum of these weighted performance scores will be the performance factor (the “Performance Factor”). The number of Restricted Stock Units vesting will be determined by multiplying the Target Award Units by the Performance Factor. In no event will the Performance Factor be more than 2.50. If the Performance Factor is zero, none of the Award shall vest, and the Award shall be forfeited in its entirety.

iv.    For purposes of these determinations:

A.    Subject to the provisions of Subparagraphs B., C. and D. below:

1.    “Earned Premiums” shall mean Direct Premiums Earned, as that term is used in the A.M. Best annual report currently known as the “A2 Report”;

2.    The Company Growth Rate for each Business Line will be the compounded annual rate of growth in Earned Premiums for such Business Line during the Growth Evaluation Period, determined by comparing (a) the annual aggregate Earned Premiums of the Company for such Business Line for 2021, as reported by A.M. Best in its annual report currently known as the “A2 Report,” with (b) such Earned Premiums of the Company for such Business Line for 2018 as reported in A.M. Best’s A2 Report; and

3.    The Market Growth Rate for Private Passenger Auto, Commercial Auto or Homeowners Multiple Peril, as applicable, will be the compounded annual rate of growth in Earned Premiums during the Growth Evaluation Period, determined by comparing (a) the aggregate Earned Premiums of the U.S. Private Passenger Auto market, the Commercial Auto market or the Homeowners Multiple Peril market, as applicable, for 2021, as reported in A.M. Best’s A2 Report, with (b) such Earned Premiums for 2018 as reported in A.M. Best’s A2 Report, but excluding (in each case) the applicable Earned Premiums of the Company for the applicable Business Line;

B.    If either 2018 or 2021 is a 53-week year under the Company’s fiscal calendar, then in determining the Company Growth Rate as set forth in Subparagraph A. above, the aggregate Earned Premiums for such year ( for any product other than a product in Homeowner’ Multiple Peril that is written by a direct or indirect subsidiary of ARX Holding Corp. (“ARX”)) will be reduced by an amount equal to twenty percent (20%) of the Earned Premiums of the Company for such product(s) in fiscal December 2018 or 2021, as applicable, in its Private Passenger Auto, Commercial Auto and/or Homeowners Multiple Peril, as applicable. If 2021 is a 53-week year under ARX’s fiscal calendar, then in determining the Company Growth Rate as set forth in Subparagraph A. above, the aggregate Earned Premiums for such year with respect to any product written by a subsidiary of ARX will be reduced by an amount equal to twenty percent (20%) of the Earned Premiums of the Company for such product(s) in fiscal December 2021 in its Private Passenger Auto, Commercial Auto and/or Homeowners Multiple Peril, as applicable.

C.    In making the calculations required under this Agreement, (x) Company Growth Rate for each Business Line, Market Growth Rate and the performance score for each Business Line shall each be rounded to the nearest thousandth of a whole percentage point, (y) the Performance Factor will be rounded to the nearest one-hundredth, and (z) if applicable, the number of Restricted Stock Units vesting shall be rounded to the nearest thousandth of a whole Unit (or, in each case, as otherwise reasonably determined by the Company); and

D.    In the event that A.M. Best ceases to publish the A2 Report, or modifies the A2 Report in such a way as to render the comparisons required by this Agreement to be not meaningful, in the Committee’s sole judgment, the determinations required above shall be made using such comparable Company and industrywide data as may be then available from A.M. Best in any successor or replacement report or publication, or such comparable data as may be available from another nationally recognized provider of insurance industry data, in each case as the Committee may approve in its sole discretion.

e.    Exclusions.  For purposes of determining whether the Profitability Requirement is satisfied, to the extent permitted under Section 162(m), as the same was in effect during November 2017, the following items will be excluded from, to the extent that any such item would otherwise be included in, the calculation of the Company’s combined ratio: (1) the financial results (if such results can be separately determined) attributable to the operations of an entity, business, product line or product that (x) is acquired or disposed of by the Company, or any of its Subsidiaries or Affiliates, during the Performance Period and (y) is not a part of the Company’s Earned Premiums for any business line for which premiums are reflected in Private Passenger Auto, Commercial Auto or Homeowners Multiple Peril in the A.M. Best A2 Report; and (2) all other items of gain, loss or expense determined to be extraordinary or unusual in nature under GAAP that are recognized or incurred during the period over which the Profitability Requirement is being calculated.

f.    Committee Discretion. Notwithstanding anything to the contrary contained in this Agreement, at or prior to the time of vesting, the Committee, in its sole discretion, may reduce the number of Restricted Stock Units that otherwise would vest according to this Agreement, or eliminate the Award in full. The Committee, in its sole discretion, may treat Participant differently than other individuals for these purposes. Any such determination by the Committee shall be final and binding on Participant. Under no circumstances shall the Committee have discretion to increase the award to Participant in excess of the number of Units that would have been awarded at vesting based on this Paragraph 4 (excluding adjustments required by Section 3(c) and/or Section 11 of the Plan).

The Award shall vest in accordance with and subject to the foregoing except to the extent that, prior to the Certification Date, the Award has terminated or been forfeited under the terms and conditions of the Plan or this Agreement.

5.    Expiration of Award. Notwithstanding anything to the contrary in this Agreement, if Participant’s rights in and to the Award have not vested in accordance with Paragraph 4 of this Agreement on or before the Expiration Date, this Award shall expire at 11:59 p.m. on the Expiration Date. Upon such expiration, the Award shall terminate automatically, and Participant shall have no further rights with respect to the Award.

6.    Dividend Equivalents. Subject to this Paragraph 6, with respect to dividends for which a record date occurs during the Restriction Period, Participant shall be credited with a Dividend Equivalent with respect to each outstanding Restricted Stock Unit, and with respect to any related Dividend Equivalent Unit (defined below) resulting from prior reinvestments of Dividend Equivalents as provided in this Paragraph. All Dividend Equivalents so credited will be deemed to be reinvested in Restricted Stock Units on the date that the applicable dividend or distribution is made to the Company’s shareholders, based on the Target Award Units and any Dividend Equivalent Units resulting from prior reinvestments of Dividend Equivalents, in the number of Units determined by dividing the aggregate value of the Dividend Equivalents by the Fair Market Value of the Stock on such date (rounded to the nearest thousandth of a whole Unit or as otherwise reasonably determined by the Company); provided, however, that if Dividend Equivalents cannot be reinvested in Units due to the operation of Section 3(a) of the Plan, such Dividend Equivalents will be credited to Participant as a cash value based on the Target Award Units and any Dividend Equivalent Units resulting from prior reinvestments of Dividend Equivalents, which cash value shall be held by the Company (without interest) subject to this Agreement. Any Units resulting from the deemed reinvestment of dividends in accordance with this Paragraph 6 are referred to herein as “Dividend Equivalent Units.” Dividend Equivalents shall be subject to the same terms and conditions, and shall vest or be forfeited (as applicable) at the same time, upon the same conditions, and in the same proportion, as the Target Award Units set forth in this Award; provided, however, that if the Award vests after the record date for, but before the payment date of, a dividend, then the Dividend Equivalents related to such dividend and to Units vesting on the vesting date will be paid in cash or in Stock, in the sole discretion of the Company, as soon as practicable following the payment date for such dividend.

7.    Units Non-Transferable. No Restricted Stock Units (and no Dividend Equivalents) shall be transferable by Participant other than by will or by the laws of descent and distribution. In the event all or any portion of the Award is transferred or assigned pursuant to a court order, such transfer or assignment shall be without liability to the Company, and the Company shall have the right to offset against the Award any expenses (including attorneys’ fees) incurred by the Company, or any of its Subsidiaries or Affiliates, in connection with such attempted transfer or assignment.

8.    Executive Deferred Compensation Plan. If Participant is eligible, and has made the appropriate election, to defer the Award into The Progressive Corporation Executive Deferred Compensation Plan (the “Deferral Plan”), and the Award is eligible for deferral under the Deferral Plan, then at the time of vesting, the Restricted Stock Units that would otherwise vest under this Agreement (but not any Dividend Equivalents, which shall be delivered to Participant in accordance with Paragraph 11), instead of being delivered to Participant shall be credited to Participant’s account under the Deferral Plan, subject to and in accordance with the terms and conditions of the Deferral Plan and any related deferral agreement.

9.    Termination of Employment. Except as otherwise provided in the Plan, including Section 11 (Change in Control Provisions) and Section 14(d) thereof, or in this Paragraph 9, or as otherwise determined by the Committee, if Participant’s employment with the Company or any Subsidiary or Affiliate terminates for any reason, the Award and all Restricted Stock Units (and any related Dividend Equivalents) held by Participant that are unvested or subject to restriction at the time of such termination shall be forfeited automatically immediately after such termination. Notwithstanding the foregoing:

a.    In the event that Participant’s employment terminates as a result of Participant’s death prior to Participant’s Qualified Retirement Eligibility Date, then this Agreement will remain effective for up to one year after the date of Participant’s death and the Restricted Stock Units (and Dividend Equivalents) will vest if, when and to the extent, that the performance measures identified in Paragraph 4 above are achieved and certified by the Committee pursuant to Paragraph 4 prior to the earlier to occur of (x) the expiration of such one (1) year period and (y) the Expiration Date. The balance of the Award, if any, shall be forfeited;

b.    In the event that any such termination of employment occurs, for any reason other than for Cause, after the end of the Growth Evaluation Period but prior to the “first opportunity to certify results” (defined below), the Award shall not be forfeited at the time of Participant’s termination, and:

i.if the termination is a result of Participant’s death before his or her Qualified Retirement Eligibility Date, the provisions of Paragraph 9(a) of this Agreement will continue to apply to the Award;

ii.if the termination occurs prior to the Participant’s Qualified Retirement Eligibility Date for any reason other than Participant’s death, Participant shall be eligible to participate in the vesting of Restricted Stock Units (and any related Dividend Equivalents) under this Agreement only to the extent certified by the Committee at the time of such first opportunity to certify results, but if certification does not occur upon such first opportunity to certify results, the Award shall be forfeited automatically; and

iii.if the termination occurs on or after the Participant’s Qualified Retirement Eligibility Date, then Participant shall be eligible to participate in the vesting of Restricted Stock Units under this Agreement only to the extent certified by the Committee at the time of such first opportunity to certify results, but if certification does not occur upon such first opportunity to certify results, then the Award will be governed by Paragraph 9(c) of this Agreement as if Participant had terminated employment as a result of a Qualified Retirement on the date of the first opportunity to certify results.

c.    In the event that any such termination of employment occurs as a result of Participant’s Qualified Retirement, the Award (A) shall remain in effect with respect to fifty percent (50%) of the Award, which shall vest after the Committee’s certification of the achievement of the performance measures identified in Paragraph 4 (unless such performance measures are not achieved prior to the Expiration Date, in which event the Award will terminate, and the Award will be forfeited, as of such Expiration Date), and (B) shall terminate, effective as of the date of and immediately after the Qualified Retirement, with respect to the remaining fifty percent (50%) of the Award; provided that, with respect to any member of the Company’s Senior Management Group, and any other Participant specified in writing by the Compensation Committee (if the Participant is, at the time of such specification, an executive officer of the Company) or by the Company’s Chief Executive Officer and Chief Human Resource Officer (for all other Participants), if such individual (i) becomes eligible, after such individual’s Qualified Retirement Eligibility Date, to receive benefits under the Company’s long-term disability benefits plan provided to its employees, or (ii) has given the Company’s Chief Executive Officer (or Chairperson of the Board, if such individual is the Chief Executive Officer) written notice of his or her intended retirement date at least twelve months but not more than eighteen months prior to such date and if such individual in fact terminates on such intended retirement date (or such earlier or later date as the Company’s Chief Executive Officer and such individual (or the Company’s Chairperson of the Board and such individual, if such individual is the Company’s Chief Executive Officer) may agree in writing and with such conditions as the Company may deem appropriate and state in such writing), then upon any Qualified Retirement of such individual consistent with such document(s), no portion of the Award will terminate on such termination date, but the Award will remain in effect in full and shall vest after the Committee certifies that, and to the extent that, the performance measures identified in paragraph 4 have been achieved (unless such performance measures are not achieved prior to the Expiration Date, in which event the Award will terminate and be forfeited, as of the Expiration Date).

d.    For purposes of this Paragraph 9:

i.
the phrase “first opportunity to certify results” means the date which is the earlier to occur of: (i) the last day of the calendar month immediately following the month in which A.M. Best publishes the A2 Report (or, if applicable, the

ii.
calendar month immediately following the month in which the successor or replacement report or data described in Subparagraph 4.d.iii.D. above is published) for the third year of the Growth Evaluation Period, or (ii) a meeting of the Compensation Committee is held at which such report or data is reviewed (whether or not a certification occurs) or a written action is executed by the Committee in lieu of such a meeting;

iii.
the term “Senior Management Group” means those individuals holding the following titles or positions at the time that written notice of retirement is given by such individual in accordance with Section 9(c) of this Agreement: Chief Executive Officer, and executive officers who are members of the Chief Executive Officer’s Direct Reporting Group;

iv.
the term “Qualified Retirement” means any termination of a Participant’s employment with the Company or its Subsidiaries or Affiliates for any reason (including death, but excluding an involuntary termination for Cause) that (x) qualifies as a “separation from service” within the meaning of Section 409A, and (y) occurs on or after the first day of the calendar month in which either of the following conditions are scheduled to be satisfied:

(A)	the Participant is 55 years of age or older and has completed at least fifteen (15) years of service as an employee of the Company or one or more of its Subsidiaries or Affiliates; or

(B)	the Participant is 60 years of age or older and has completed at least ten (10) years of service as an employee of the Company or one or more of its Subsidiaries or Affiliates;

provided, however, that if Participant provided any service as an employee to any entity (or one or more of its subsidiaries or affiliates) that became a Subsidiary or Affiliate of the Company as a result of the Company’s acquisition, directly or indirectly, of the assets of such entity (and/or of one or more of its subsidiaries or affiliates) or all or a controlling interest in such entity’s capital stock or other equity interests (such entity being the “Acquired Entity”), then Participant’s service as an employee of the Acquired Entity (or one or more subsidiaries or affiliates of the Acquired Entity) prior to the date of such acquisition by the Company shall not be treated as “service as an employee of the Company or one or more of its Subsidiaries or Affiliates” for purposes of this Paragraph 9(d)(iii); and

v.
the term “Qualified Retirement Eligibility Date” means the first day of the earliest calendar month in which the Participant is scheduled to satisfy either of the age and years-of-service requirements for a Qualified Retirement as defined in Paragraph 9(d)(iii) of this Agreement.

10.    Disqualifying Activity. Notwithstanding any other provision of this Agreement, if the Committee determines that Participant is engaging in, or has engaged in, a Disqualifying Activity, the provisions of Section 10(b) of the Plan will apply.

11.    Delivery at Vesting. Subject to the provisions of the Plan and this Agreement, upon vesting of all or part of the Award, the Company shall deliver to Participant one share of Stock in exchange for each such vested Restricted Stock Unit and for each Dividend Equivalent Unit related thereto and cash in the amount of any other related Dividend Equivalents, and all Restricted Stock Units and Dividend Equivalents shall be cancelled. Unless determined otherwise by the Company at any time prior to the applicable delivery, each fractional Restricted Stock Unit (and related Dividend Equivalent Unit) shall vest and be settled in an equal fraction of a share of Stock. The delivery of such shares of Stock shall be on or as soon as practicable following the Certification Date, but in no event later than March 15 of the calendar year following the year in which the Certification Date occurred.

12.    Taxes. No later than the date as of which an amount relating to the Award first becomes taxable, Participant shall pay to the Company, or make arrangements satisfactory to the Committee regarding the payment of, any Taxes and other items of any kind required by law to be withheld with respect to such amount. The obligations of the Company under the Plan and this Agreement shall be conditioned on such payment or arrangements and the Company and its Subsidiaries and Affiliates, to the extent permitted by law, shall have the right to deduct any such Taxes from any payment of any kind otherwise due to Participant. At vesting, Restricted Stock Units and related Dividend Equivalent Units vesting on such date will be valued at the Fair Market Value of the Company’s Stock on such date.

Unless otherwise determined by the Committee, Participant must satisfy the minimum statutory tax withholding obligations resulting from the vesting of Restricted Stock Units and related Dividend Equivalents (“Minimum Withholding Obligations”) by surrendering to the Company Restricted Stock Units and/or Dividend Equivalents that are then vesting (or shares of Stock issuable as a result of the vesting) with a value sufficient to satisfy the Minimum Withholding Obligations.

Under no circumstances will Participant be entitled to satisfy any Minimum Withholding Obligations by surrendering Restricted Stock Units that are not then vesting or any Restricted Stock Units that Participant has elected to defer under Paragraph 8 above. Any request by Participant to satisfy Minimum Withholding Obligations by surrendering shares of Stock owned by Participant prior to the date of such satisfaction must be specifically approved in advance by the Committee. All payments and surrenders of Units or shares of Stock and any requests for approval of alternative payment arrangements must be made by Participant in accordance with such procedures as may be adopted by the Company in connection therewith, and subject to such rules as have been or may be adopted by the Committee.

13.    Non-Solicitation. In consideration of the Award made to Participant under this Agreement, starting on the Grant Date and ending on the date that is exactly twelve (12) months after Participant's “Separation Date” (defined below), Participant shall not directly or indirectly recruit or solicit for hire, or hire, or assist in any manner in the recruitment, solicitation for hire or hiring, of any employee or officer of the Company or any of its Subsidiaries or Affiliates, in each case involving employment by any individual, business or entity other than the Company or one of its Subsidiaries or Affiliates, or in any way induce any such employee or officer to terminate his or her employment with the Company or any of its Subsidiaries or Affiliates. For purposes of this Paragraph 13, "Separation Date" means the date on which Participant's employment with the Company or one of its Subsidiaries or Affiliates terminates for any reason. A violation of this Paragraph 13 by Participant shall constitute a “material violation” of an “agreement between the Participant and the Company” within the meaning of clause (iii) of the definition of Disqualifying Activity. The provisions of this Paragraph 13 shall be in addition to, and shall not supersede or replace, the provisions of any employment or other agreement between Participant and the Company or any of its Subsidiaries or Affiliates that contains similar or additional restrictions on Participant.

14.    Recoupment. If the Securities and Exchange Commission adopts final rules under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act that require, as a condition to the Company’s continued listing on a national securities exchange (“Exchange”), that the Company develop and implement a policy requiring the recovery of erroneously awarded compensation, and such regulations are applicable to Participant and the Award granted pursuant to this Agreement, then the Award shall be subject to recoupment pursuant to the terms of the rules of the Securities and Exchange Commission and any applicable Exchange, and any policy of the Company adopted in response to such rules. The provisions of this Paragraph 14 are in addition to the rights of the Company as set forth in Section 14(h) of the Plan.

15.    Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the Award and, except as provided in Paragraph 13, supersedes and cancels any other agreement, representation or communication, whether oral or in writing, between the parties relating to the Award, provided that the Agreement shall be at all times subject to the Plan.

16.    Amendment. The Committee may amend the terms of this Award to the fullest extent permitted by Section 12 of the Plan.

17.     Acknowledgments. Participant: (i) acknowledges receiving a copy of the Plan Description relating to the Plan, and represents that he or she is familiar with all of the material provisions of the Plan, as set forth in such Plan Description; (ii) accepts this Agreement and the Award subject to all provisions of the Plan and this Agreement; and (iii) agrees to accept as binding, conclusive and final all decisions and interpretations of the Committee relating to the Plan, this Agreement or the Award.

Participant evidences his or her agreement with the terms and conditions of this Agreement, and his or her intention to be bound by this Agreement, by electronically accepting the Award pursuant to the procedures adopted by the Company. Upon such acceptance by Participant, this Agreement will be immediately binding and enforceable against Participant and the Company.

THE PROGRESSIVE CORPORATION

By: /s/     Daniel P. Mascaro
Vice President & Secretary